Exhibit 99.2

NEWS RELEASE
COMPUWARE CORPORATION
--------------------------------------------------------------
Corporate Headquarters                                          COMPUWARE [LOGO]
One Campus Martius o Detroit, Michigan 48226
(313) 227-7300

For Immediate Release
August 29, 2007

                   Compuware Announces Additional $200 Million
                         Stock Repurchase Authorization

            Company's Commitment to Buying Back Stock Remains Strong

DETROIT--August 29, 2007--Compuware Corporation (NASDAQ: CPWR) today announced that the company's Board of Directors has authorized the repurchase of an additional $200 million of the company's common stock. The company will purchase Compuware stock on the open market from time-to-time based upon market and business conditions.

This $200 million dollar discretionary authorization is in addition to the $300 million discretionary authorization announced on August 22, 2006. As of August 28, 2007, $25 million remained from the $300 million authorization.

"For some time now I have stressed how committed Compuware is to driving shareholder value through the repurchasing of the company's stock, and today's announcement further illustrates that commitment," said Compuware Chairman and Chief Executive Officer Peter Karmanos, Jr. "While we currently do not think borrowing money to repurchase our stock--due to the issues currently facing the credit market--is a prudent fiscal move, we do believe that continuing to use our cash reserves to fund buyback activity is a proper course of action. Furthermore, today's announcement is a clear indicator of the confidence I have in the changes we are making across the company and in the future success of our business."

Compuware Corporation

Compuware Corporation (NASDAQ: CPWR) maximizes the value IT brings to the business by helping CIOs more effectively manage the business of IT. Compuware solutions accelerate the development, improve the quality and enhance the performance of critical business systems while enabling CIOs to align and govern the entire IT portfolio, increasing efficiency, cost control and employee productivity throughout the IT organization. Founded in 1973, Compuware serves the world's leading IT organizations, including more than 90 percent of the Fortune 100 companies. Learn more about Compuware at http://www.compuware.com.

                                       ###

                                     -MORE-

Page 2
Compuware Announces Additional $200 Million Stock Repurchase Authorization August 29, 2007

For Sales or Marketing Information

Compuware Corporation, One Campus Martius, Detroit, MI, 48226, 800-521-9353, http://www.compuware.com

Press Contact

Lisa Elkin, Vice President, Compuware Communications and Investor Relations, 313-227-7345

Certain statements in this release that are not historical facts, including those regarding the Company's future plans, objectives and expected performance, are "forward-looking statements" within the meaning of the federal securities laws. These forward-looking statements represent our outlook only as of the date of this release. While we believe any forward-looking statements we have made are reasonable, actual results could differ materially since the statements are based on our current expectations and are subject to risks and uncertainties. These risks and uncertainties are discussed in the Company's reports filed with the Securities and Exchange Commission. Readers are cautioned to consider these factors when relying on such forward-looking information. The Company does not undertake, and expressly disclaims any obligation, to update or alter its forward-looking statements whether as a result of new information, future events or otherwise, except as required by applicable law.